Exhibit 10.35

TERMINATION AND PURCHASE AGREEMENT

THIS AGREEMENT made as of the 21st day of December, 2007

AMONG:                                                                                          GOLDCORP INC., a body corporate incorporated under the laws of the Province of Ontario, Canada and having an office at Suite 3400 - 666 Burrard Street, Vancouver, British Columbia, Canada, V6C 2X8 (“Goldcorp”), LUISMIN, S.A. de C.V., a body corporate incorporated under the laws of the United Mexican States and having an office at Pino Suarez 308 OTE, Col. Centro, C.P. 34000, Durango, Dgo., Mexico (“Luismin”), and DESARROLLOS MINEROS SAN LUIS, S.A. DE C.V., a body corporate incorporated under the laws of the United Mexican States and having an office at Pino Suarez 308 OTE, Col. Centro, C.P. 34000, Durango, Dgo., Mexico (“DMSL”)

(Goldcorp, Luismin and DMSL are collectively referred to as the “Luismin Group”)

AND:                                                                                                               GRANDCRU RESOURCES CORPORATION, a body corporate incorporated under the laws of the Province of British Columbia, Canada and having an office at Suite 1780-400 Burrard Street, Vancouver, British Columbia, Canada, V6C 3A6

(“Grandcru”)

AND:                                                                                                               MINERA PAREDONES AMARILLOS, S.A. DE C.V., a body corporate incorporated under the laws of the United Mexican States and having an office at Suite 5, 7961 Shaffer Parkway, Littleton, Colorado, U.S.A., 80127

(“MPA”)

AND:                                                                                                               VISTA GOLD CORP., a body corporate incorporated under the laws of the Yukon Territory, Canada and having an office at Suite 5, 7961 Shaffer Parkway, Littleton, Colorado, U.S.A., 80127

(“Vista” and together with the Luismin Group, Grandcru and MPA, are collectively referred to as the “Parties”)

WHEREAS:

A.                                   Grandcru and Vista entered into a letter agreement dated December 19, 2007 (the “Purchase Agreement”), pursuant to which, among other things, Grandcru agreed to sell all of its title to and interests in the mining concessions set out in Appendix A attached hereto (collectively, the “San Luis Concessions”), to Vista upon the terms and conditions set forth in the Purchase Agreement;

B.                                     Wheaton River Minerals Ltd. (subsequently amalgamated and now called Goldcorp Inc.), Luismin and Minas de San Luis, S.A. de C.V. (“Sanluis”) (since assigned to DMSL) entered into an agreement with Grandcru dated October 29, 2004 (the “Option Agreement”) pursuant to which, among other things, Grandcru was granted the right, subject to certain terms and conditions, to acquire all of Sanluis’ rights, title to and interest in the San Luis Concessions; and

C.                                    In connection with the Purchase Agreement, Grandcru and the Luismin Group wish to terminate the Option Agreement and Vista wishes to purchase, through MPA, its Mexican subsidiary, and DMSL (the registered holder of the San Luis Concessions) wishes to sell to Vista, all of DMSL’s rights, title to and interest in the San Luis Concessions, all subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE in consideration of the mutual covenants and premises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto covenant and agree as follows.

1.                                                                                      Purchase and Sale. DMSL hereby agrees to sell and Vista hereby agrees to purchase, through MPA, on the Closing Date (as defined in the Purchase Agreement) (the “Effective Date”), all of DMSL’s rights, title to and interest in the San Luis Concessions and all interest in minerals or mineral tenures, or any rights or options to acquire any such interest(s), in consideration for the grant to DMSL of a net smelter return royalty, as described in Appendix D attached hereto, with respect to the production of minerals from the San Luis Concessions set out in Appendix A, the mining concession set out in Appendix B (the “Gaitán Concessions”) and the mining concession set out in Appendix C (the “San Miguel Group Concessions”, together with the San Luis Concessions and the Gaitán Concessions, the “Mining Concessions”).

2.                                                                                      Termination of the Option Agreement. Each of the Parties acknowledge and agree that effective as of the Effective Date, the Option Agreement is terminated, without any further act or formality, and as of such date the Option Agreement is of no further force or effect.

3.                                                                                      Representations and Warranties of Vista and MPA. Vista and MPA each represent and warrant to the Lusimin Group that:

(a)                                each of Vista and MPA is a corporation or company duly incorporated, amalgamated or formed, as the case may be, and validly subsisting under the laws of its jurisdiction of incorporation, amalgamation or formation, as the case may be, and is up to date with respect to all of its corporate filings under those laws;

(b)                               to the best of their knowledge, information and belief, each of the Gaitán Concessions is, validly issued, is registered in the name of MPA in the Public Registry of Mining of Mexico, is presently in good standing, subject to compliance with applicable laws of Mexico in connection therewith, and no person, other than the Mexican government and MPA, has any interest in the Gaitán Concessions or production therefrom, subject only to a 2% net smelter return royalty payable to Sr. Enrique Gaitan Maumejean pursuant to a Data Purchase Production Payment Grant and Option to Purchase Production Payment Agreement dated August 1, 2003 between Enrique Gaitan Maumejean and Vista, which net smelter royalty return may be acquired by Vista at anytime until July 31, 2053, at Vista’s option, for U.S.$1,000,000; and

(c)                                each of Vista and MPA has the full right and authority to enter into this Agreement,

4.                                                                                      Representations and Warranties of DMSL. DMSL represents and warrants to Vista and to MPA that:

(a)                                on July 26, 2005, Sanluis transferred to DMSL all of its rights, title to and interest in, the San Luis Concessions, as is evidenced in public instruments 73,193 and 73,194 granted on such date and duly recorded in the Public Registry of Mining of Mexico;

(b)                               DMSL holds 100% of the rights, title to and interest in the San Luis Concessions, subject only to a 3% net smelter return royalty on all of the San Luis Concessions, except the Los Reyes Seis and Los Reyes Siete concessions, payable to Sanluis Corporación (successor by merger to Corporación Turística Sanluis, S.A. de C.V.) (the “Royalty Holder”) pursuant to an agreement dated June 19, 2002 among the Royalty Holder, DMSL and Luismin (the “Underlying Royalty”);

(c)                                to the best of DMSL’s knowledge, information and belief, each of the mining concessions comprised in the San Luis Concessions and set forth in Appendix A attached hereto is, validly issued, is registered in the name of DMSL in the Public Registry of Mining of Mexico, is presently in good standing, subject to compliance with applicable laws of Mexico in connection therewith, and no person, other than the Mexican government, the Royalty Holder, Grandcru (pursuant to the Option Agreement) and DMSL, has any interest in the San Luis Concessions or production therefrom;

(d)                               there is no buyout with respect to the Underlying Royalty and the Underlying Royalty does not extend to, and will not apply in respect of, any portion of the Mining Concessions other the San Luis Concessions, except the Los Reyes Seis and Los Reyes Siete concessions (and subsequent tenures in respect thereof);

(e)                                to the best of DMSL’s knowledge, information and belief, without making any other inquiries or otherwise undertaking any investigation, all operations by or on behalf of Sanluis and DMSL on the San Luis Concessions have been in compliance with all applicable mining, labour, environmental and taxation laws; and

(f)                                   DMSL has the full right and authority to transfer to Vista through its Mexican subsidiary, MPA, a 100% rights, title to and interest in the San Luis Concessions in accordance with the provisions contained herein.

5.                                                                                      Representations and Warranties of the Luismin Group. Goldcorp, Luismin and DMSL each represent and warrant to Vista and MPA that:

(a)                                 each of Goldcorp, Luismin and DMSL is a corporation or company duly incorporated, amalgamated or formed, as the case may be, and validly subsisting under the laws of its jurisdiction of incorporation, amalgamation or formation, as the case may be, and is up to date with respect to all of its corporate filings under those laws; and

(b)                                each of Goldcorp, Luismin and DMSL has the full right and authority to enter into this Agreement.

6.                                                                                      Covenant of Grandcru. Grandcru covenants and agrees to direct Vista to pay to DSML U.S.$73,275.00 from the amount payable by Vista to Grandcru under the Purchase Agreement on the Effective Date.

7.                                                                                      Costs and Fees. Each Party shall be responsible for payment of its own expenses, including legal and accounting fees, in connection with the execution of this Agreement and the transactions contemplated hereby, whether or not such transactions are completed.

8.                                                                                       Disputes. Any dispute, whether based on contract, tort, statute, or any other legal or equitable theory, arising out of or relating to:

(a)                                 this Agreement or the relationships which result from this Agreement;

(b)                                the breach, termination or validity of this Agreement; and

(c)                                 any issue related to this Agreement or its scope, including the scope and validity of this paragraph (a “Dispute”) shall be resolved as follows:

(i)            the Parties shall endeavour for a period of two weeks to resolve the Dispute by negotiation, which period may be extended by agreement of the Parties;

(ii)           if negotiations are unsuccessful, the Parties shall, at the request of either party, attempt to mediate the Dispute before a mutually acceptable mediator, which mediation shall be completed within three weeks of the request for mediation unless the Parties extend the period in writing;

(iii)          if the Dispute is not settled by mediation, the Dispute shall be submitted to binding arbitration in accordance with the Commercial Arbitration Act, 1996 (British Columbia), as amended and the Parties agree as follows:

(A)          the arbitration shall be conducted by a single arbitrator appointed as provided in the Commercial Arbitration Act, 1996 (British Columbia), as amended, and such arbitrator shall be experienced in the subject matter of the Dispute;

(B)          the arbitration shall be conducted in Vancouver, British Columbia at a location to be selected by the arbitrator;

(C)          the arbitrator may provide for such discovery or disclosure of positions, experts, evidence as the arbitrator deems to be prudent and efficient to the arbitration process;

(D)          the arbitrator shall issue a written ruling on the Dispute within six months after the submission of the Dispute to arbitration and the prevailing Party shall be entitled to an award of costs and attorneys’ fees unless the arbitrator determines that each Party should bear its own costs and share the common costs or arbitration; and

(E)           the arbitrator’s decision, including any judgment upon the award rendered by the arbitrator shall be final and binding on the Parties and not subject to appeal or review and may be entered by any court having jurisdiction thereof.

9.                                                                                      Further Assurances. Each of the Parties shall at all times hereafter execute and deliver, at the request of another Party, all such further documents and instruments and shall do and perform all such further acts as may be reasonably required by that other Party to give full effect to the intent and meaning of this Agreement.

10.                                                                                Binding Effect and Third Party Beneficiaries. This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns only and shall not be construed to created third party beneficiary rights in any other party or in any governmental organization or agency.

11.                                                                                Time of Essence:  Time shall be of the essence of this Agreement.

12.                                                                                Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

13.                                                                                Integration. This Agreement contains the entire understanding of the Parties and supersedes all prior agreements and understandings between the Parties relating to the subject matter hereof. There are no promises, commitments, obligations, duties or rights of the Parties except as set forth in this Agreement.

14.                                                                                Counterparts. This Agreement may be executed by the parties and transmitted by facsimile or other electronic means, and if so executed and transmitted, this Agreement will be for all purposes as effective as if the parties had delivered an executed original Agreement. This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same document.

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

GOLDCORP INC.

LUISMIN S.A. DE C.V.

By:	/s/ Anna Tudela	By:	/s/ Salvador Garcia
	Name: Anna Tudela		Salvador Garcia
	Title: Corporate Secretary		President

GOLDCORP INC.

By:	/s/ David L. Deisley
Name: David L. Deisley
Title: Vice President and General Counsel

DESARROLLOS MINEROS SAN LUIS, S.A. DE C.V.

GRANDCRU RESOURCES CORPORATION

By:	/s/ Salvador Garcia	By:	/s/ Brian Leeners
	Salvador Garcia, President		Brian Leeners, Chief Financial Officer

MINERA PAREDONES AMARILLOS, S.A. DE C.V.		VISTA GOLD CORP.

By:	/s/ Howard M. Harlan	By:	/s/ Howard M. Harlan
	Howard Harlan, Legal Representative		Howard Harlan, Vice President, Business Development

APPENDIX A
TO THE TERMINATION AND PURCHASE AGREEMENT

SAN LUIS CONCESSIONS

Claim Name	Title Number	Surface Area
Los Reyes 8	226037	9.0000 hectares
Los Reyes Fracción Oeste	210703	476.9373 hectares
Los Reyes Fracción Norte	212757	1,334.4710 hectares
Los Reyes Fracción Sur	212758	598.0985 hectares
Los Reyes Dos	214131	17.3662 hectares
Los Reyes Tres	214302	197.0000 hectares
Los Reyes Cinco	216632	319.9852 hectares
Los Reyes Cuatro	217757	11.1640 hectares
Los Reyes Seis*	225122	427.6609 hectares
Los Reyes Siete*	225123	4.8206 hectares

Note: * These concessions are not subject to the Underlying Royalty.

A-1

APPENDIX B
TO THE TERMINATION AND PURCHASE AGREEMENT

GAITÁN CONCESSIONS

Claim Name	Title Number	Surface Area
La Victoria	210803	199.8708 hectares
Prolongación del Recuerdo	210497	91.5951 hectares
Prolongación del Recuerdo Dos	209397	26.6798 hectares
Arcelia Isabel	193499	60.3723 hectares
Dolores	180909	222.0385 hectares

B-1

APPENDIX C
TO THE TERMINATION AND PURCHASE AGREEMENT

SAN MIGUEL GROUP CONCESSIONS

Claim Name	Title Number	Surface Area
Norma	177858	150.0000 hectares
San Manuel	188187	55.7681 hectares
El Padre Santo	196148	50.0000 hectares
Santo Niño	211513	44.0549 hectares
El Faisan	211471	2.6113 hectares
Patricia	212775	26.2182 hectares
Martha I	213234	46.6801 hectares
San Pedro	212753	9.0000 hectares
San Pablo	212752	11.1980 hectares
Nueva Esperanza	184912	33.0000 hectares
San Miguel	185761	11.7455 hectares

C-1

APPENDIX D
TO THE TERMINATION AND PURCHASE AGREEMENT

NET SMELTER RETURN ROYALTY

1.                                      Net Smelter Return Royalty

(a)                                  MPA shall pay DMSL a quarterly production royalty equivalent to the following:

1.00 % of the net smelter returns (“NSR”) from gold, silver and other minerals produced and sold from the Mining Concessions described in Appendices A and C attached to the Termination and Purchase Agreement, being the San Luis Concessions and the San Miguel Group Concessions.

2.00 % or 3.00 % of the NSR from gold, silver and other minerals produced and sold from the Mining Concessions described on Appendix C attached hereto, being the Gaitán Concessions, depending upon the average spot market gold price, as announced by the London Bullion Houses (Second Fixing), during the relevant calendar quarter according to the following schedule:

Gold Price: US$ /oz	% NSR payable to DMSL
$499.99 or less	2.00%
$500.00 and above	3.00%

For the purposes of the NSR set out herein, NSR shall be determined by multiplying (A) the gross number of troy ounces of gold and silver contained in production (and for minerals other than gold and silver, the gross amount of the particular mineral contained in production) from the applicable Mining Concessions and delivered to the smelter, refiner, processor, purchaser or other recipient of such production during the calendar quarter (B) by the sales price for such gross amount determined in accordance with subsections (b), (c) and (e) below, less, but only to the extent actually incurred and borne by the entity operating the mine or mines on the Mining Concessions (the “Operator”):

(i)             all actual charges and costs, including insurance, for transportation of gold, silver or other minerals from the Operator’s processing facilities at or near the Mining Concessions to the place of sale, whether transported by the Operator or a third party;

(ii)            all actual charges, costs, deductions, and penalties for treatment, smelting and refining the gold, silver or other minerals (including any umpire charges) after said gold, silver or other minerals leave the Operator’s processing facility at or near the Mining Concessions. For example, if the Operator produces a gold and/or silver concentrate at its processing facility, it shall be entitled to deduct all charges, costs, deductions, and penalties incurred by it in smelting and refining that concentrate into a final product for sale. If the Operator produces a gold and/or silver dore at its processing facility, which requires further refining, it shall be entitled to deduct all charges, costs, deductions, and penalties incurred by it in such further refining or processing. If gold, silver or other minerals are transported, processed, treated, smelted or refined by the Operator or an affiliate of the Operator, the terms of charges, costs, penalties and deductions thereof used for calculating the NSR shall be no less favorable than those which would be extended to a non-affiliate party in an arms-length transaction for transportation, treatment, smelting, or refining of a like quantity and quality of such gold, silver or other minerals; and

(iii)           severance, production, ad valorem, sales, net proceeds of mine and any other similar taxes or fees on the production of gold, silver or other minerals from the Mining Concessions.

(b)                                 In respect of the sale of gold from the Mining Concessions, the sales price for any calendar quarter shall be calculated using the average of the (spot) market prices of gold during such calendar quarter, as announced by the London Bullion Houses (Second Fixing).

(c)                                  In respect of the sale of silver from the Mining Concessions, the sales price for any calendar quarter shall be calculated using the average of the (spot) market prices of silver during such calendar quarter, as announced by the Hardy & Harmon Noon Silver Quotation.

(d)                                 In the event the Operator does not sell the gold or silver produced from the Mining Concessions during a quarter of production, a “sale” for the purposes of calculating production payments shall be deemed to have occurred on the day the Operator receives a settlement statement from the refiner, setting forth the number of troy ounces of gold and/or silver transferred to the account of the Operator, or an affiliate or agent of the Operator.

(e)                                  In respect of the sale of minerals other than gold and silver from the Mining Concessions, the sales price for any calendar quarter shall be equal to the amount of the proceeds actually received by the Operator during the calendar quarter from the sale of such minerals divided by the total number of units of such minerals sold during the calendar quarter.

(f)                                    If any gold, silver or other minerals from the Mining Concessions are sold for processing or treatment to a mill, smelter, or other processing facility owned or controlled by the Operator (or any subsidiary or affiliate of the Operator) or taken in kind by the Operator, then the sums paid to the Operator shall be deemed to be no less than the sums the Operator would have received if the sale had been to an independent mill, smelter, or processing facility reasonably available to the Operator at the time of delivery.

(g)                                 The parties agree that the Operator and MPA (or Vista) shall have no obligation to account to DMSL for, and DMSL shall have no interest or right of participation in, any profits or proceeds of future contracts, forward sales, hedging or any other similar marketing mechanisms employed by the Operator or MPA (or Vista) or their affiliates, with respect to any gold, silver or other minerals produced from the Mining Concessions.

(h)                                 The Operator shall have the right to commingle the gold, silver or other minerals produced from the Mining Concessions with similar ore or minerals from other properties owned, leased, or controlled by the Operator; provided, however, that before commingling the Operator shall calculate from representative samples the average grade of the gold, silver or other minerals from the Mining Concessions and shall either weigh or volumetrically calculate the number of tons of ore from the Mining Concessions to be commingled. As upgraded products (such as dore or concentrates) are produced from the commingled gold, silver or other minerals, the Operator shall calculate from representative samples the average percent recovery of such upgraded products produced from the commingled gold, silver or other minerals. In obtaining representative samples and calculating the average grade of commingled ores and average percentage of recovery, the Operator may use any procedures generally acceptable in the mining and metallurgical industry that the Operator believes to be accurate and cost effective for the type of mining and processing activity being conducted. In addition, comparable procedures may be used by the Operator to apportion among the commingled gold, silver or other minerals any penalty charges imposed by the refiner on commingled gold, silver or other minerals or concentrates. The records relating to commingled gold, silver or other minerals shall be available for inspection by DMSL, at DMSL’s sole expense, at all reasonable times.

(i)                                     All NSR payments owing to DMSL shall be paid by check or wire transfer in US Dollars or its equivalent in Mexican currency. DMSL shall be paid NSR payments quarterly, on or before the 30th day of the month following each calendar quarter that the Operator receives proceeds from the sale of gold, silver or other minerals produced from the Mining Concessions. All NSR payments shall be made to the bank account or address that DMSL specifies in writing to MPA. DMSL may designate a different account or receiving address to MPA by notice in writing. In the event of any future division of ownership interest in the NSR payments, payment to a single address or account shall constitute full satisfaction of MPA’s (or Vista’s) obligation to pay NSR payments, and MPA (or Vista) shall be relieved from any responsibility and liability for the future division of disbursements as among more than one payee of the NSR payments.

(j)                                     The Operator shall keep accurate records of gold, silver or other minerals derived and sold from the Mining Concessions and of calculations relative to NSR payments and commingled ore from the Mining Concessions. NSR payments and adjustments shall be accompanied by a statement of NSR payment calculations, deductions, and adjustments. Within 180 days following the end of each calendar year, MPA (or Vista) shall furnish DMSL with an audited year-end statement showing the amount of NSR payments paid to DMSL during the year. All year-end statements shall be conclusively presumed true and correct two years from the date furnished to DMSL, unless within said period DMSL takes written exception. Upon 30 days prior written notice, DMSL shall be entitled to an annual independent audit of the matters covered by the statement, during normal business hours and at DMSL’s expense, provided it selects for the audit an international accounting firm of recognized standing, at least one of whose members is a member of the American Institute of Certified Public Accountants.

2.                                      Disputes

All Disputes pertaining to the NSR, including but not limited to the calculation or payment of the NSR, the commingling of ore or the procedures used by the Operator to obtain representative samples and calculate the average grade of commingled ores and average percentage of recovery, and the accounting for the NSR under this Appendix D, shall be resolved as provided in the Termination and Purchase Agreement to which this Appendix is appended.